Exhibit 10.15








                              TERM LOAN AGREEMENT


                                    BETWEEN


                             COMMERCE BANCORP, INC.
                         EMPLOYEE STOCK OWNERSHIP TRUST


                                      AND


                               MELLON BANK, N.A.













                         Dated as of November 29, 1994

                                     INDEX

                                                                                                               Page
Article 1                  The Loan

1.1                        ESOP Loan                                                                            2
1.2                        ESOP Loan Note                                                                       3
1.3                        Interest Rate Options, etc.                                                          3
1.4                        Prepayments                                                                          8
1.5                        Interest Payment Dates                                                               9
1.6                        Payments                                                                            10
1.7                        Additional Compensation                                                             11
                             in Certain Circumstances
1.8                        Funding by Branch, Subsidiary or Affiliate                                          14
1.9                        Payment of Principal                                                                15
1.10                       Use of Loan Proceeds                                                                15
1.11                       Payment Account                                                                     16

Article 2                  Representations and Warranties

2.1                        Authority and Binding Effect                                                        16
2.2                        No Misrepresentations or Material
                             Nondisclosures                                                                    17
2.3                        No Event of Default                                                                 17

Article 3                  Closing, Conditions Precedent

3.1                        Closing Date                                                                        18
3.2                        Conditions Precedent                                                                18

Article 4                  Affirmative Covenants

4.1                        Notify Lender                                                                       20
4.2                        Failure of Commerce Entities to Make
                             Contributions                                                                     21
4.3                        Further Assurances                                                                  21
4.4                        Preservation of Corporate Existence, etc.                                           21
4.5                        Compliance with ERISA                                                               21
4.6                        ESOP Trust                                                                          21
4.7                        Amendment to ESOP                                                                   22

Article 5                  Negative Covenants

5.1                        Amendment of Trust Agreement                                                        22
5.2                        Other Borrowings and Liens                                                          22
5.3                        Loans                                                                               23
5.4                        No Misrepresentations or Material
                             Nondisclosure                                                                     23
5.5                        Prohibited Transactions                                                             23


 Article 6                 Defaults and Remedies

6.1                        Events of Default                                                                   23
6.2                        Remedies                                                                            27
6.3                        Remedies Cumulative                                                                 27
6.4                        Expenses of Enforcement of Remedies                                                 28

Article 7                  Indemnity; Maintenance of ESOP

7.1                        Expenses; Taxes; Indemnity                                                          28
7.2                        Maintenance of ESOP, etc.                                                           30

Article 8                  General Provisions

8.1                        Notices                                                                             30
8.2                        Stamp or Excise Tax                                                                 31
8.3                        No Waiver                                                                           31
8.4                        Complete Agreement; Modifications                                                   31
8.5                        Severability                                                                        31
8.6                        Persons Bound                                                                       32
8.7                        Waiver and Release by the Trust                                                     32
8.8                        Waive Jury Trial                                                                    32
8.9                        Descriptive Headings                                                                32
8.10                       Governing Law                                                                       33
8.11                       Counterparts                                                                        33

Article 9                  Definitions

9.1                        Definitions                                                                         33

                                    EXHIBITS

A        Form of Annual Contributions Agreement
B        Form of Note
C        Principal Repayment Schedule
D        Form of Pledge and Security Agreement
E        Form of Guaranty, Suretyship and Payment Agreement

                              TERM LOAN AGREEMENT

     THIS TERM LOAN AGREEMENT is made as of November 29, 1994 by and between the COMMERCE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST (the "Trust") (acting through Vernon W. Hill, II and C. Edward Jordan, Jr. (the "Trustees")), and MELLON BANK, N.A., a national banking association ("Lender").

                                    RECITALS

     WHEREAS, Commerce Bancorp, Inc., a New Jersey corporation ("Commerce"), established the Commerce Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") for the benefit of those employees of Commerce and its subsidiaries eligible to participate thereunder; and

     WHEREAS, the ESOP is a qualified stock bonus plan in compliance with the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended and supplemented (the "Code"), and an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code; and

     WHEREAS, Commerce and the Trustees also entered into a trust agreement (the "Trust Agreement") for the purpose of establishing the Trust to hold the assets of the ESOP; and

     WHEREAS, for the purpose of providing funds to enable the Trust to refinance a $7,500,000 term loan (the "Provident Loan") made by Provident National Bank ("Provident") to the Trust, the proceeds of which were used by the Trust to finance the purchase of 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock of Commerce Bancorp, Inc. (collectively, the "Stock"), the Trust has applied to Lender for a term loan of Five Million Three Hundred Eighty Four Thousand Six Hundred Thirty One and 81/100 Dollars ($5,384,631.81) and Lender is willing to make such term loan upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the ESOP Loan is intended to be an "exempt loan" within the meaning of Treasury Regulation 54.4975-7(b), 26 C.F.R. 54.4975-7(b), as amended; and

     WHEREAS, Commerce and its operating bank subsidiaries, Commerce Bank, N.A., Commerce Bank/Pennsylvania, N.A. and Commerce Bank/Shore, N.A. (collectively, the "Commerce Entities") and the Trust have entered into an agreement of even date herewith, which is attached hereto as Exhibit A (the "Annual Contributions Agreement"), under which the Commerce Entities have agreed to make cash contributions to or for the benefit of the Trust in amounts sufficient to enable the Trust to pay principal and interest on the ESOP Loan; and

     WHEREAS, the obligations of the Trust hereunder and under the ESOP Note are to be secured by a pledge of all the shares of the Stock owned by the Trust which have not been released from the liens securing the Provident Loan.

     NOW, THEREFORE, in consideration of the foregoing and of the agreements and conditions herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                              ARTICLE 1. THE LOAN

     1.1 ESOP Loan. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Lender agrees to make a loan (the "ESOP Loan") to the Trust on the Closing Date in the principal amount of $5,384,631.81. On the Closing Date Lender shall make the proceeds of the ESOP Loan available to the Trust at Lender's Office no later than 2:00 o'clock p.m., Pittsburgh time, in funds immediately available at such Office.

     1.2 ESOP Loan Note. The obligation of the Trust to repay the unpaid principal amount of the ESOP Loan and to pay interest thereon shall be evidenced in part by a single promissory note of the Trust dated the Closing Date (the "ESOP Loan Note") in substantially the form attached hereto as Exhibit B, payable to the order of Lender. The executed ESOP Loan Note shall be delivered to Lender on the Closing Date.

     1.3 Interest Rate Options, etc.

     (a) Interest Rate Options. The unpaid principal amount of the ESOP Loan shall bear interest for each day until due on one or more bases selected by the Trust from among the interest rate Options set forth below, it being understood that subject to the provisions of this Agreement the Trust may select different Options to apply simultaneously to different parts of the ESOP Loan and may select different Funding Segments to apply simultaneously to different parts of the Euro-Rate Portion or the As-Offered Rate Portion; provided, that the total number of Funding Segments under all such Portions shall not at any time exceed five; and, provided, further, that the Trust may not select the Base Rate Option at any time at which the Euro-Rate Option and/or the As-Offered Rate Option are available and may be selected in accordance with the terms of this Article 1:

     (i) Euro-Rate Option: For each Funding Segment of the Euro-Rate Portion, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro- Rate for such Funding Segment plus 1.80%.

4

     (ii) As-Offered Rate Option: For each Funding Segment of the As-Offered Rate Portion, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the As-Offered Rate for such Funding Segment.

     (iii) Base Rate Option: A rate per annum (computed on the basis of a year of 365 or 366, as the case may be) for each day equal to the Base Rate for such day.

     (b) Funding Periods. At any time when the Trust shall select, convert to or renew the Euro-Rate Option or the As-Offered Rate Option to apply to any part of the ESOP Loan, it shall fix one or more periods during which each such Option shall apply, such periods (the "Funding Periods") being set forth in the chart below:

Interest Rate Option               Available Funding Periods

Euro-Rate                          Option One or more days
                                   less than one month and
                                   one, two,  three or six
                                   months ("Euro-Rate
                                   Funding Period");

As-Offered Rate Option             One year and whole year multiples
                                   thereof, up to five years
                                   ("As-Offered Funding Period");

provided, that:

     (i) Each As-Offered Rate Funding Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day;

     (ii) Each Euro-Rate Funding Period shall begin on a London Business Day, and the term "month," when used in connection with a Euro-Rate Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such Euro-Rate Funding Period, as determined in good faith by Lender (which determination shall be conclusive); and

     (iii) The Trust may not select a Funding Period that would end after the Maturity Date.

     (c) Transactional Amounts. Each selection of, conversion from, conversion to or renewal of an interest rate Option and each payment or prepayment of the ESOP Loan shall be in a principal amount such that after giving effect thereto the principal amount of the Base Rate Portion of the Loans, and the principal amount of each Funding Segment of the Euro-Rate Portion and As-Offered Rate Portion of the ESOP Loan, shall be as set forth below:

Portion or Funding Segment            Allowable Aggregate Principal Amounts

Base Rate Portion                     Any;

Each Funding Segment
of the Euro-Rate Portion              $100,000 and any amount greater than
                                      $100,000

Each Funding Segment of the           $1,000,000 and $1,000 increments above
As-Offered Rate Portion               $1,000,000

     (d) Euro-Rate Unascertainable; Impracticability. If

     (i) on any date on which a Euro-Rate would otherwise be set Lender shall have determined in good faith (which determination shall be conclusive) that:

        (A) adequate and reasonable means do not exist for ascertaining such Euro-Rate,

        (B) a contingency has occurred which materially and adversely affects the secondary market for negotiable certificates of deposit or the interbank eurodollar market, as the case may be, or

        (C) the effective cost to Lender of funding a proposed Funding Segment of the Euro-Rate Portion from a

     Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Funding Segment, or

     (ii) at any time Lender shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the Euro-Rate Portion has been made impracticable or unlawful by compliance by Lender or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, Lender may notify the Trust of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of Lender to allow the Trust to select, convert to or renew the Euro-Rate Option shall be suspended until Lender shall have later notified the Trust of Lender's determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exists. If Lender notifies the Trust of a determination under clause (ii) of this Section 1.3(d), the Euro-Rate Portion of the ESOP Loan shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date). If at the time Lender makes a determination under clauses (i) or (ii) of this Section 1.3(d) the Trust previously has notified Lender that it wishes to select, convert to or renew the Euro-Rate Option with respect to any part of the ESOP Loan but such selection, conversion or renewal has not yet taken effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the Euro-Rate Option with respect to such selection, conversion or renewal.

     (e) Conversion or Renewal of Interest Rate Options. Subject to the second proviso of Section 1.3(a) and Section 1.7(b) hereof, the Trust may convert any part of the ESOP Loan from any interest rate Option or Options to one or more different interest rate Options and may renew the Euro-Rate Option or the As-Offered Rate Option as to any Funding Segment:

     (i) at any time with respect to conversion from the Base Rate Option; or

     (ii) At the expiration of any Funding Period with respect to conversions from or renewals of the Euro-Rate Option or the As-Offered Rate Option, as to the Funding Segment corresponding to such expiring Funding Period.

Whenever the Trust desires to convert or renew any interest rate Option or Options, the Trust shall provide to Lender Standard Notice setting forth the following information: (w) the date, which shall be a Business Day, on which the proposed conversion or renewal is to be made; (x) the principal amounts selected in accordance with Section 1.3(c) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion or the As-Offered Rate Option, as the case may be, to be converted from or renewed; (y) the interest rate Option or Options selected in accordance with Section 1.3(a) hereof and the principal amounts selected in accordance with Section 1.3(c) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion or the As-Offered Rate Option, as the case may be, to be converted to; and (z) with respect to each Funding Segment to be converted to or renewed, the Funding Period selected in accordance with Section 1.3(b) hereof to apply to such Funding Segment. Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the ESOP Loan as so converted or renewed. Interest on the principal amount of any part of the ESOP Loan converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date. Absent due notice from the Trust of conversion or renewal in the circumstances described in clause (i) of this Section 1.3(e), any part of the Euro-Rate Portion or As-Offered Rate Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring Funding Period.

     1.4 Prepayments. Subject to Section 1.7(b) hereof, the Trust shall have the right at its option from time to time to prepay the ESOP Loan in whole or part without premium or penalty:

     (a) At any time with respect to any part of the Base Rate Portion; or

     (b) At the expiration of any Funding Period with respect to prepayment of the Euro-Rate Portion or the As-Offered Rate Portion with respect to any part of the Funding Segment corresponding to such expiring Funding Period.

Whenever the Trust desires to prepay any part of the ESOP Loan, it shall provide to Lender notice (which shall be irrevocable) not later than 1:00 p.m., Pittsburgh time, on the date on which the proposed prepayment is to be made, setting forth the following information: (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made; (y) the total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause (z) of this Section 1.4, and which shall be an integral multiple of $500,000; and (z) the principal amounts selected in accordance with Section 1.3(c) hereof of the Base Rate Portion and each part of each Funding

Segment of the Euro-Rate Portion or the As-Offered Rate Portion to be prepaid. Notice having been so provided, on the date specified in such notice, the principal amounts of the Base Rate Portion and each part of Euro-Rate Portion and As-Offered Rate Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable. The Trust and Lender hereby acknowledge that the Trust has indicated that it may prepay, in each year, the four quarterly installments of principal due for such year as set forth on Exhibit C hereto (any such prepayment being referred to herein as an "Annual Prepayment"). In anticipation of such Annual Prepayments, the Trust may select Funding Periods for the Euro-Rate Portion and/or the As-Offered Rate Portion which will permit the Trust to make an Annual Prepayment without incurring any liability for Funding Breakage Indemnity pursuant to Section 1.07(b) hereof, and Lender shall use reasonable commercial efforts to accommodate such selections and Annual Prepayments; provided, that the foregoing shall not affect the obligation of the Trust to pay any Funding Breakage Indemnity if any Annual Prepayments results in liability for Funding Breakage Indemnity under Section 1.07(b) hereof.

     1.5 Interest Payment Dates. Accrued and unpaid interest on the ESOP Loan shall be due and payable on the following dates (and on such other dates as may be specified elsewhere in this Agreement): (a) in the case of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion and the As-Offered Portion, on each Monthly Payment Date, and (b) in the case of each Funding Segment of the Euro-Rate Portion and the As-Offered Portion, also on the last day of the corresponding Euro-Rate Funding Period and As-Offered Funding Period, as the case may be. After maturity of the ESOP Loan (by acceleration or otherwise), interest on the ESOP Loan shall be due and payable on demand.

     1.6 Payments.

     (a) Generally. All payments and prepayments to be made by the Trust in respect of principal, interest, fees, indemnities, expenses or other amounts due from the Trust hereunder or under the ESOP Note shall be payable at 2:00 p.m., Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature. Such payments shall be made to Lender at its Office in U.S. dollars in funds immediately available at such Office. Any payment received by Lender after 2:00 p.m., Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day.

     (b) Interest on Overdue Amounts. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, indemnity, expenses or any other amounts due from the Trust hereunder or under the ESOP Note, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, as follows:

     (i) In the case of any part of the Euro-Rate Portion or As-Offered Rate Portion of the ESOP Loan, (A) until the end of the applicable then-current Funding Period, at a rate per annum 2.00% above the rate otherwise applicable to such part (calculated on the basis of a year of 360 days and actual days elapsed), and (B) thereafter in accordance with the following clause (ii); and

     (ii) In the case of any other amount due from the Trust hereunder or under the ESOP Note, 2.00% above the Base Rate Option (calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed).

To the extent permitted by law, interest accrued on any amount which has become due hereunder or under the ESOP Note shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

     1.7 Additional Compensation in Certain Circumstances.

     (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) hereafter adopted:

     (i) subjects Lender or any Notional Euro-Rate Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the ESOP Note, the ESOP Loan or payments by the Trust of principal, interest or other amounts due from the Trust hereunder or under the ESOP Note (except for any income tax, business and occupation tax, gross receipts tax, value added tax, franchise tax or tax penalty (unless the tax penalty results from the Trust's failure to perform its obligations hereunder) on Lender or its Notional Euro-Rate Funding Office imposed by the jurisdictions (federal, state and local) in which Lender's principal office or Notional Euro-Rate Funding Office is located) (the taxes described in the preceding parenthetical being referred to herein as "Excluded Taxes"),

     (ii) imposes, modifies or deems applicable any reserve, special deposit, insurance assessment or any other requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, Lender or any Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

     (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement against assets (funded or contingent) of, or credits or commitments to extend credit extended by, Lender or any Notional Euro-Rate Funding Office, or applicable to the obligations of Lender or any Notional Euro-Rate Funding Office under this Agreement, or

     (iv) imposes upon Lender or any Notional Euro-Rate Funding Office any other condition or expense with respect to this Agreement, the ESOP Note or its making, maintenance or funding of the ESOP Loan, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon Lender, any Notional Euro-Rate Funding Office or, in the case of clause (iii) hereof, any Person controlling Lender, with respect to this Agreement, the ESOP Note or the making, maintenance or funding of the ESOP Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on Lender's or controlling Person's capital, taking into consideration Lender's or controlling Person's policies with respect to capital adequacy) by an amount which Lender deems to be material (Lender being deemed for this purpose to have made, maintained or funded each Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds), Lender may from time to time notify the Trust of the amount determined in good faith by Lender (which determination shall be conclusive) to be necessary to compensate Lender or such Notional Euro-Rate Funding Office for such increase, reduction or imposition. In making any such determination Lender may take into account any special, supplemental or other nonrecurring items, may apply any averaging or attribution methods, and may make such determination prospectively or retrospectively. Such amount shall be due and payable by the Trust to Lender five Business Days after such notice is given.

     (b) Funding Breakage. In addition to all other amounts payable hereunder, if and to the extent for any reason any part of any Funding Segment of any Euro-Rate Portion or As-Offered Rate Portion of the ESOP Loan becomes due (by acceleration or otherwise), or is paid, prepaid or converted to another interest rate Option (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due), on a day other than the last day of the corresponding Funding Period (the date such amount so becomes due, or is so paid, prepaid or converted, being referred to as the "Funding Breakage Date"), the Trust shall pay Lender an amount ("Funding Breakage Indemnity") determined by Lender as follows:

     (i) first, calculate the following amount: (A) the principal amount of such Funding Segment of the ESOP Loan owing to Lender which so became due, or which was so paid, prepaid or converted, times (B) the rate of interest applicable to such principal amount on the Funding Breakage Date minus the Treasury Rate as of the Funding Breakage Date (but not less than zero), times
   (C) the number of days from and including the Funding Breakage Date to but not including the last day of such Funding Period, times (D) 1/360;

     (ii) then, the Funding Breakage Indemnity to be paid by the Trust to Lender shall be the amount equal to the present value as of the Funding Breakage Date (discounted at the Treasury Rate as of such Funding Breakage Date, and calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) of the amount described in the preceding clause (i) (which amount described in the preceding clause (i) is assumed for purposes of such present value calculation to be payable on the last day of the corresponding Funding Period).

Such Funding Breakage Indemnity shall be due and payable upon demand. The amount payable to Lender under this Section 1.7(b) shall be determined in good faith by Lender, and such determination shall be conclusive.

     1.8 Funding by Branch, Subsidiary or Affiliate.

     (a) Notional Funding. Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Trust, to deem any branch, subsidiary or affiliate of Lender to have made, maintained or funded any part of the Euro-Rate Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Lender shall deem any part of the Euro-Rate Portion of the ESOP Loan or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 1.3(d)(ii) hereof or would lessen compensation payable by the Trust under
Section 1.7(a) hereof, and if Lender determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the ESOP Loan, Lender or any Notional Euro- Rate Funding Office (it being assumed for purposes of such determination that each part of the Euro-Rate Portion is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by Lender without regard to Lender's actual methods of making, maintaining or funding the ESOP Loan or any sources of funding actually used by or available to Lender.

     (b) Actual Funding. Lender shall have the right from time to time to make or maintain any part of the Euro-Rate Portion by arranging for a branch, subsidiary or affiliate of Lender to make or maintain such part of the Euro-Rate Portion. Lender shall have the right to (i) hold the ESOP Note payable for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Trust to issue one or more promissory notes in the principal amount of such Euro-Rate Portion, in substantially the form attached hereto as Exhibit B, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional loans to the Trust. The Trust agrees to comply promptly with any request under clause
(ii) of this Section 1.8(b). If Lender causes a branch, subsidiary or affiliate to make or maintain any part of the Euro-Rate Portion hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Euro-Rate Portion and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the Euro-Rate Portion were made or maintained and such note were the ESOP Note payable to Lender's order.

     1.9 Payment of Principal. The principal of the ESOP Note shall be repaid in twenty consecutive quarterly installments commencing on March 31, 1995 and on the last day of each June, September, December and March thereafter in the amounts set forth on Exhibit C attached hereto, with a final installment of all principal, together with all accrued and unpaid interest thereon, due January 28, 2000 (the "Maturity Date").

     1.10 Use of Loan Proceeds. The proceeds of the ESOP Loan shall be used to repay the outstanding principal amount of the Provident Loan, plus all interest and other amounts due thereunder and closing costs and other fees and expenses related to this Agreement and the making of the ESOP Loan.

     1.11 Payment Account. The Trust shall maintain a demand deposit account with Lender (the "Payment Account"), and shall have on deposit immediately available funds in the Payment Account on the Business Day before the last day of each quarter in amounts sufficient to make each payment hereunder and under the ESOP Note. On the day when each payment hereunder and under the ESOP Note is due, Lender shall charge the Payment Account (but no other account of the Trust) in the amount of such payment. Should any such payment become due and payable on any day other than a Business Day, the payment date thereof shall be extended to the next Business Day and such extension of time shall be included in computing interest.

                   ARTICLE 2. REPRESENTATIONS AND WARRANTIES

     The Trust hereby represents and warrants to Lender that:

     2.1 Authority and Binding Effect.

     (a) The Trust is an employee stock ownership trust validly existing and in good standing under the laws of the United States of America and the State of New Jersey.

     (b) There are no actions or proceedings pending or, to the knowledge of the Trustees, threatened against the Trust before any court or administrative agency which might materially and adversely affect the Trust.

     (c) Neither the execution and delivery of this Agreement or the ESOP Note, the consummation of the transactions herein contemplated nor compliance with the terms and provisions hereof or of the ESOP Note will conflict with or result in a breach of any of the terms, conditions or provisions of the ESOP or the Trust or of any Law or of any agreement or instrument to which the Trust is a party or by which it is bound or to which it is subject, or constitute a default thereunder or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the property of the Trust pursuant to the terms of any such instrument or agreement.

     (d) The execution and delivery of this Agreement, the making of any borrowings contemplated hereby, and the execution, issuance and delivery of the ESOP Note and the Pledge Agreement have each been duly authorized by the Trust; no consent or approval of or filing with any court or governmental department or agency, is or will be necessary to the valid execution and delivery by the Trust of this Agreement, the ESOP Note or the Pledge Agreement or the consummation by the Trust of the transaction contemplated hereby; this Agreement, the ESOP Note and the Pledge Agreement have been duly executed and delivered by the Trust and constitute legal, valid and binding obligations of the Trust enforceable in accordance with their terms, except, in each case, as limited by bankruptcy, or other laws of general application relating to or affecting the enforcement of creditors' rights and equitable principles relating to the enforcement of remedies.

     2.2 No Misrepresentations or Material Nondisclosures. Neither this Agreement nor any other document or statement furnished to Lender by the Trust in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

     2.3 No Event of Default. There has occurred no event which now constitutes, or with the passage of time or the giving of notice, or both, would constitute, an Event of Default as defined in Section 6.1 hereof.

     All of the foregoing representations and warranties shall survive the execution and delivery of this Agreement and the ESOP Note and the making by Lender of the ESOP Loan.

                    ARTICLE 3. CLOSING, CONDITIONS PRECEDENT

     3.1 Closing Date. The closing of the transactions contemplated by this Agreement shall take place on November 29, 1994, or such other date as the Trustees and Lender may agree (the "Closing Date").

     3.2 Conditions Precedent. The obligation of Lender to make the ESOP Loan on the Closing Date is subject to the following conditions precedent:

     (a) Lender shall have received the following in form and substance satisfactory to Lender and its counsel:

        (i) The ESOP Note;

        (ii) A Pledge and Security Agreement substantially in the form attached hereto as Exhibit D pledging to Lender all of the Stock currently owned by the Trust which has not been released from the liens securing the Provident Loan (the "Unallocated Shares"), as security for the ESOP Note (the "Pledge Agreement");

        (iii) The Annual Contributions Agreement substantially in the form attached hereto as Exhibit A, pursuant to which each of the Commerce Entities agrees to make cash contributions to or for the benefit of the Trust in amounts sufficient to enable the Trust to pay principal and interest on the ESOP Loan;

        (iv) A Guaranty, Surety and Purchase Agreement from Commerce to Lender substantially in the form attached hereto as Exhibit E, guaranteeing repayment of the ESOP Loan and agreeing to purchase the ESOP Loan from Lender without recourse upon the happening of certain events (the "Guaranty");

        (v) Certified copies of the Certificate of Incorporation and By-laws of each Commerce Entity and of the resolutions of the Board of Directors of each Commerce Entity evidencing approval of the execution and delivery of the Annual Contributions Agreement and (with respect to Commerce only) the Guaranty, and certified copies of all other documents evidencing necessary corporate action and government approvals with respect to the Annual Contributions Agreement, the Guaranty and this Agreement;

        (vi) An opinion of counsel to the Trust, dated as of the Closing Date and addressed to Lender;

        (vii) An opinion of counsel to the Commerce Entities, dated as of the Closing Date and addressed to Lender;

        (viii) Copies of the ESOP, the Trust Agreement and the most recent favorable determination letter from the Internal Revenue Service relating to the ESOP and the Trust;

        (ix) Evidence of the repayment of the Provident Loan and of the release, satisfaction and discharge of all pledges, guarantees and other security documentation in favor of Provident securing or evidencing the Provident Loan; and

        (x) Such additional documents, certificates and information as Lender may require pursuant to the terms hereof or otherwise reasonably request.

     (b) The representations and warranties set forth in Section 2 hereof shall be true and correct on and as of the Closing Date.

     (c) No Event of Default hereunder, and no event which with the passage of time or the giving of notice or both, would become such an Event of Default shall have occurred and be continuing.

     (d) There shall not be less than 299,167 Unallocated Shares pledged to Lender pursuant to the Pledge Agreement.

     (e) Commerce shall have paid the reasonable fees and disbursements of Lender's counsel.

                        ARTICLE 4. AFFIRMATIVE COVENANTS

     The Trust covenants and agrees to and with Lender that until payment in full of the ESOP Note and the termination of this Agreement, the Trust will:

     4.1 Notify Lender.

     (a) Promptly notify Lender if there occurs any Event of Default hereunder or there exists any event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default hereunder or of any occurrence which would be a Reportable Event (without regard to criteria related to funding) with respect to the ESOP.

     (b) Promptly upon receipt thereof furnish to Lender a copy of any notice or other communication received from the Internal Revenue Service with respect to the ESOP.

     4.2 Failure of Commerce Entities to Make Contributions. Promptly notify Lender if and when any Commerce Entity fails or refuses to make a contribution pursuant to the Annual Contributions Agreement.

     4.3 Further Assurances. At any time or from time to time upon request of Lender, execute and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effectuate more fully the purposes of this Agreement, and deliver to Lender any other instruments, documents and agreements which may hereafter be executed by the Trust with regard to the transactions contemplated hereby.

     4.4 Preservation of Corporate Existence, etc. Preserve and maintain its existence, rights and privileges in the State of New Jersey and the Commonwealth of Pennsylvania.

     4.5 Compliance with ERISA. (a) Comply in all material respects with the provisions of ERISA and the Code which are applicable to the Trust and (b) not permit any fiduciary with respect to the Trust (i) to engage in any Prohibited Transaction, (ii) to take or fail to take any action which could cause the Trust to lose its exempt status under Section 501 of the Code or (iii) to acquire or to hold any Employer Securities except as permitted by the Code, ERISA and the Trust.

     4.6 ESOP Trust. Maintain the Trust as a qualified employee stock ownership trust as defined in Code Section 4975(e)(7), Treasury Regulation Section 54.4975-11 and Section 407(d)(6) of ERISA at all times.

     4.7 Amendment to ESOP. Within 30 days of the Closing Date, Section 6.03 of the ESOP will be amended to clarify that, to the fullest extent permitted by law, the collateral pledged to secure an Exempt Loan (as defined in the ESOP) shall include all earnings attributable to such collateral.

                         ARTICLE 5. NEGATIVE COVENANTS

     The Trust covenants and agrees to and with Lender that until payment in full of the ESOP Note and termination of this Agreement, it will not:

     5.1 Amendment of Trust Agreement. Amend or modify the Trust Agreement (except any amendment required to comply with Sections 401(a), 409 or 4975 or other applicable provisions of the Code) or the Annual Contributions Agreement without first obtaining the written consent of Lender, which consent shall not be unreasonably withheld.

     5.2 Other Borrowings and Liens. Incur, create, assume or permit to exist any indebtedness of the Trust for borrowed money, or any mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance on any of the Trust's assets, whether now owned or hereafter acquired, other than to Lender hereunder or under the Pledge Agreement, without first obtaining the written consent of Lender, except (a) liens for taxes, assessments or other similar charges which are not delinquent or which are being properly contested in good faith and (b) indebtedness of the Trust ("Additional Indebtedness") for borrowed money used by the Trust solely to acquire additional shares of capital stock of Commerce ("Additional Shares"), which Additional Shares shall be pledged to secure the obligation of the

Trust to repay such Additional Indebtedness; provided, that prior to incurring any such Additional Indebtedness, the Trust shall deliver to Lender a certificate signed by the Trustees and by a senior officer of Commerce demonstrating that, after the incurrence of such Additional Indebtedness, the Trust and Commerce shall comply with and not be in default under any of the covenants applicable to the Trust and Commerce hereunder and under the Guaranty.

     5.3 Loans. Make any loan or extension of credit, except to beneficiaries of the ESOP as permitted thereunder, or assume, guarantee or otherwise become liable on the obligation of any other Person.

     5.4 No Misrepresentations or Material Nondisclosure. Furnish Lender any certificate or other document that will contain any untrue statement of a material fact or that will omit to state a material fact necessary in order to make it not misleading in light of the circumstances under which it was furnished.

     5.5 Prohibited Transactions. Enter into any Prohibited Transaction or permit the ESOP Loan to become a Prohibited Transaction.

                        ARTICLE 6. DEFAULTS AND REMEDIES

     6.1 Events of Default. Each of the following is an event of default ("Event of Default") hereunder and under the ESOP Note:

        (a) Failure to Pay. The Trust fails to pay within 10 days after the date when due, whether on demand or otherwise, any principal of the ESOP Note or interest thereon.

        (b) Default Under Annual Contributions Agreement. The Trust fails to receive any payment from the Commerce Entities under the Annual Contributions Agreement within 10 days after the date on which the same shall be due and payable.

        (c) Internal Revenue Code Sections 401(a) and 4975(e)(7). The ESOP shall be determined by the Internal Revenue Service at any time not to qualify as (i) a "qualified stock bonus plan" under Section 401(a) of the Code, or any successor provision thereto, or (ii) an Employee Stock Ownership Plan within the meaning of Section 4975(e)(7) of the Code, or any successor provision thereto, and Commerce fails to have such adverse determination reversed in timely proceedings before the United States Tax Court.

        (d) Termination of Plan. The ESOP shall be completely terminated.

        (e) Resignation of Trustees. The Trustees or any successor thereto as trustee of the Trust shall resign or be removed or shall otherwise cease to act as such, and no successor trustee permitted by subparagraph (l) of this Section
6.1 or reasonably acceptable to Lender shall be appointed within three (3) months of the date of such resignation or removal or ceasing so to act.

        (f) Failure to Perform. The Trust fails to comply with or perform as and when required or to observe any of the terms, conditions or covenants of this Agreement, the Pledge Agreement, the Annual Contributions Agreement or the ESOP Note (other than payment) to be complied with, performed or observed by the Trust and such failure shall continue unremedied for a period of 30 days after Lender shall give the Trust notice of such failure.

        (g) False Representation or Warranty. Any representation or warranty of the Trust made herein or in any report, certificate or other document furnished in connection with this Agreement proves to be false or misleading in any material respect.

        (h) Default Under Related Documents. There occurs a default or event of default or any event which with the passage of time or the giving of notice or both would become a default or an event of default under the Pledge Agreement or the Annual Contributions Agreement or a Guarantor Default or Guarantor Event of Default (each as defined in the Guaranty).

        (i) Insolvency. The Trust shall admit in writing its inability to pay, or generally not be paying, the Trust's debts as they become due or petition or apply to any tribunal for the appointment of any custodian, receiver, liquidator or trustee of or for it or any substantial part of the Trust's properties or assets, or commence any such proceeding relating to the Trust under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there is commenced against the Trust any such proceeding which shall remain undismissed for a period of 60 days, or an order for relief, order, judgment or decree approving the petition in any such proceeding is entered; or the Trust by any act or failure to act indicate its consent to, approval of or acquiescence in any such proceeding or in the appointment of any custodian, receiver, liquidator or trustee of or for the Trust or any substantial part of the Trust's properties or assets.

        (j) Judgments. Any final judgments, decrees or orders for the payment of money aggregating in excess of $250,000 entered against the Trust or any of its assets remain unstayed, unsatisfied, unbonded or undismissed for more than 60 days.

        (k) Levies. Any attachment or execution process is issued against all or any substantial part of the assets of the Trust and is not discharged, removed or dissolved within 60 days.

        (l) Change of Trustees. A new Trustee of the Trust who is not a senior officer of Commerce or its subsidiary banks is appointed without the prior written consent of Lender, which consent shall not be unreasonably withheld.

        (m) Market Value of Pledged Stock. The Market Value (as hereinafter defined) of the Stock that is pledged to Lender pursuant to the Pledge Agreement as security for the ESOP Loan shall at any time be less than the outstanding principal amount of the ESOP Loan and the Trust fails, within thirty (30) days of such event, to provide Lender with substitute collateral of a value at least equal to such deficiency (which collateral shall be acceptable to Lender in its reasonable discretion). Any such substitute collateral shall be pledged to Lender and Lender shall obtain a valid, perfected first priority lien and security interest in such substitute collateral within such 30 day period. For purposes hereof, the "Market Value" of the Stock that is pledged to Lender pursuant to the Pledge Agreement shall be an amount equal to, on any given day, the product of (a) the number of shares of common stock of Commerce into which the Stock is convertible on such date, times (b) the per share value at which such common stock is traded on a national market.

        (n) ERISA Defaults. (i) The imposition of any tax in a material amount under Code Sections 4980B(a), 4978, 4978B or 4979A; or (ii) any action or suit challenging the ESOP Loan, the Trust's purchase of Employer Securities with the proceeds of the Provident Loan or the refinancing of the Provident Loan with the proceeds of the ESOP Loan, as a prohibited transaction under ERISA Section 406 or Code Section 4975, is brought against the

ESOP or the Trustees, and is not dismissed, withdrawn or settled on terms favorable to the Trust and Commerce within one hundred twenty (120) days.

     6.2 Remedies. Upon or after the occurrence of any Event of Default, by notice in writing mailed or delivered to the Trust, Lender may do one or more of the following:

        (a) declare the unpaid principal of and interest on the ESOP Note due and payable, whereupon the same shall become due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, anything herein or in the ESOP Note or in any other document to the contrary notwithstanding; and Lender may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement, the ESOP Note, or any related document or in aid of the exercise of any power granted herein or therein or proceed to obtain judgment or any other relief whatsoever appropriate to the action or proceeding, or proceed to enforce any other legal or equitable right of a holder of the ESOP Note; and

        (b) have and exercise each and every right and remedy granted to it for a default under the terms of this Agreement, the ESOP Note, the Pledge Agreement, the Guaranty and any related document delivered to Lender pursuant hereto (and notwithstanding that default under such document or instrument containing such right or remedy shall not have occurred), together with every right or remedy now or hereafter available to Lender at law or in equity.

     6.3 Remedies Cumulative. All remedies of Lender provided herein or in the ESOP Note, the Pledge Agreement, the Guaranty or in any related document delivered to Lender (a) are cumulative and concurrent, (b) may be exercised independently, successively or together against the Trust or the Trust's assets or Commerce at the sole discretion of Lender, (c) shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefor may occur, and (d) shall not be construed to be waived or released by Lender's delay in exercising, or failure to exercise, them or any of them at any time it may' be entitled to do so.

     6.4 Expenses of Enforcement of Remedies. The Trust shall pay, upon demand, all documented expenses, including reasonable attorneys' fees and disbursements and court costs, of enforcing any of Lender's rights and remedies upon an Event of Default.

                   ARTICLE 7. INDEMNITY; MAINTENANCE OF ESOP

     7.1 Expenses; Taxes; Indemnity.

     (a) Expenses. The Trust agrees to pay or cause to be paid and to save Lender harmless against liability for the payment of all documented reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel) incurred by Lender from time to time arising from or relating to (i) the negotiation, preparation, execution and delivery of this Agreement and the ESOP Note, (ii) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or the ESOP Note, and (iii) the enforcement or preservation of rights under this Agreement or the ESOP Note (including but not limited to any such costs or expenses arising from or relating to (A) collection or enforcement of the ESOP Loan or any other amount owing hereunder or thereunder by Lender, or (B) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the ESOP
Note).

     (b) Taxes. The Trust hereby agrees to pay all documented stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by Lender to be payable in connection with this Agreement or the ESOP Note or any other documents, instruments or transactions pursuant to or in connection herewith or therewith (but excluding, however, Excluded Taxes), and the Trust agrees to save Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions (other than Excluded Taxes).

     (c) Indemnity. The Trust hereby agrees to reimburse and indemnify Lender, its affiliates and each of their respective directors, officers, employees and agents (collectively, the "Indemnified Parties") from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or related to or by reason of, this Agreement or the ESOP Note, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of the ESOP Loan (and without in any way limiting the generality of the foregoing, including any violation or breach of any Law by the Trust or any affiliate of the Trust); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnified Party. If and to the extent that the foregoing obligations of the Trust under this Section 7.1(c), or any other indemnification obligation of the Trust hereunder, are unenforceable for any reason, the Trust hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

     7.2 Maintenance of ESOP, etc. All provisions hereof shall be construed so as to maintain (i) the ESOP as a qualified leveraged employee stock ownership plan under Section 401(a) and Section 4975(e)(7) of the Code and (ii) the Trust as exempt from taxation under Section 501(a) of the Code.

                         ARTICLE 8. GENERAL PROVISIONS

     8.1 Notices. All notices given under this Agreement shall be by personal service, by registered or certified mail, postage prepaid, return receipt requested, or by overnight delivery service, charges prepaid, addressed to the parties at the following addresses:

          If to the Trust or Trustees:
               Vernon W. Hill, II and
               C. Edward Jordan, Jr., Trustees
               Commerce Bancorp, Inc.
               Employee Stock Ownership Plan Trust
               1701 Route 70 East
               Cherry Hill, NJ 08034-5400

          If to Lender:
              Mellon Bank, N.A.
              One Mellon Bank Center
              Room 151-0400
              Pittsburgh, PA  15259
              Attention:           Gregory R. Schultz


or to such other addresses as may be specified by like notice and shall be deemed to have been duly given or made when received.

     8.2 Stamp or Excise Tax. Should any stamp or excise tax be payable in respect of this Agreement, the ESOP Note and the other documents to be delivered hereunder, or any modification hereof or thereof, the Trust shall pay the same and shall hold Lender harmless from any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

     8.3 No Waiver. Neither any failure or delay by Lender in exercising any right, power or privilege hereunder or under the ESOP Note shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on the Trust in any case shall entitle the Trust to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of Lender's right to any other or further action in any circumstances without notice or demand.

     8.4 Complete Agreement; Modifications. This Agreement, together with the ESOP Note, the Pledge Agreement, the Guaranty and documents related thereto, constitutes the full understanding between the parties hereto with respect to the subject matter hereof and thereof, and no statements, written or oral, made prior to or at the signing hereof shall vary or modify the terms hereof. No amendment, modification or release from any provision hereof shall be effective unless in writing and executed by the party to be charged therewith and shall be effective only in the specific instance and for the specific purpose for which given.

     8.5 Severability. If any provision of this Agreement or the ESOP Note is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction.

     8.6 Persons Bound. This Agreement shall inure to the benefit of, and shall be binding upon the Trust and Lender, and their respective successors (including, without limitation any successor to Trustees as trustees under the Trust) and permitted assigns. The Trust may not assign any of the Trust's rights or obligations hereunder (except to a successor trustee under the Trust) without the prior written consent of Lender. Lender may not participate or assign its rights hereunder and under the ESOP Note, the Pledge Agreement, the Guaranty and the documents related thereto without the prior consent of the Trust.

     8.7 Waiver and Release by the Trust. To the maximum extent permitted by applicable law, the Trust (a) waives protest and notice of protest of the ESOP Note and notice and opportunity to be heard before exercise by Lender of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable laws or by any agreement with the Trust, and, except where required hereby or by any applicable laws, notice of any other action taken by Lender; and (b) releases Lender and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except gross negligence or willful misconduct.

     8.8 Waive Jury Trial. Lender and the Trust hereby waive all right to a trial by jury in any litigation relating to this Agreement, the ESOP Note or the Pledge Agreement.

     8.9 Descriptive Headings. The descriptive headings of the sections and subsections hereof are for convenience of reference only and shall in no way affect or be used to construe or interpret this Agreement.

     8.10 Governing Law. This Agreement and the ESOP Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

     8.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument.

                             ARTICLE 9. DEFINITIONS

     9.1 Definitions. In addition to the other words and terms defined herein, as used in this Agreement:

     "As-Offered Rate" shall mean such rate per annum as may be offered by Lender in its sole discretion to the Trust from time to time for such As-Offered Rate Funding Period and for such Funding Segment as Lender shall offer in its sole discretion, which rate shall remain fixed for the duration of such As-Offered Rate Funding Period. Without limiting the discretion of Lender or the generality of the foregoing, the As-Offered Rate (if offered) shall reflect Lender's fully reserved cost of funds and shall include a margin of at least 1.80%.

     "Base Rate" for any day shall mean the interest rate per annum announced from time to time by Lender as its "prime rate" for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in such prime rate.

     "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of

Pennsylvania or other day on which banking institutions are authorized or obligated to close in Pittsburgh, Pennsylvania.

     "Corresponding Source of Funds" shall mean, in the case of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office or by Lender through a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Funding Segment.

     "Employer Securities" shall mean common stock or convertible preferred stock of Commerce which constitutes "qualifying employer securities" under
Section 409(1) of the Code.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, 29 U.S.C. sec. 1002, et seq., as the same may from time to time be amended, and any successor statute, and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder. References to sections or provisions of ERISA shall be deemed to also refer to corresponding or similar sections or provisions of any successor statute.

     "ERISA Affiliate" shall mean, when used with respect to the ESOP, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which Commerce is a member.

     "Euro-Rate" for any day, as used herein, shall mean for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period the rate per annum determined by Lender by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (a) the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) determined in good faith by Lender in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period by (b) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.

     "Euro-Rate Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by Lender (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) applicable to Lender with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage.

     "Funding Segment" of the Euro-Rate Portion or the As- Offered Rate Portion, as the case may be, at any time shall mean the principal amount of such Portion to which at such time there is applicable a particular Funding Period beginning on a particular day and ending on another particular day. By definition, at all times each such Portion is composed of an integral number of discrete Funding Segments, and the sum of the principal amounts of all Funding Segments of any such Portion equals the principal amount of such Portion.

     "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

     "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

     "London Business Day" shall mean a day for dealing in U.S. dollar deposits in the London interbank market and which is a Business Day.

     "Monthly Payment Date" shall mean the last Business Day of each calendar month after the date hereof.

     "Office", when used in connection with Lender, shall mean its office at the address set forth under its signature hereto, or such other office or offices of Lender or branch, subsidiary or affiliate thereof as may be designated in writing from time to time by Lender to the Trust.

     "Option" shall mean the Euro-Rate Option, the As-Offered Rate Option or the Base Rate Option, as the case may be.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions of said Corporation.

     "Person" shall mean an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

     "Plan" shall have the meaning ascribed thereto in the Guaranty.

     "Portion" shall mean the Base Rate Portion, Euro-Rate Portion or the As-Offered Rate Portion, as the case may be. "Base Rate Portion," "Euro-Rate Portion" and "As-Offered Rate Portion" shall mean at any time the portion (including the whole) of the ESOP Loan bearing interest at such time under the Base Rate Option, the Euro-Rate Option or the As-Offered Rate Option, as the case may be, or at a rate calculated by reference to such Option under Section 1.6(a) hereof.

     "Prohibited Transaction" shall mean, with respect to the ESOP or the Trust, any transaction that is prohibited under Code Section 4975 or ERISA Section 406 and which is not exempt under Code Section 4975 or ERISA Section 408.

     "Reportable Event" shall mean, with respect to a Plan, (a) any of the events set forth in ERISA Sections 4043(b) (other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations), 4062(e) or 4063(a) or the regulations thereunder, (b) an event requiring the Company or any ERISA Affiliate to provide security to a Plan under Code Section 401(a)(29) and (c) any failure to make payments required by Code
Section 412(m).

     "Standard Notice" shall mean notice provided by the Trust to Lender on a Business Day which is: (a) not later than the date of any selection of, conversion to or renewal of the As-Offered Rate Option or prepayment of any Base Rate Portion or any As- Offered Rate Portion, and (b) at least three London Business

Days in advance in the case of selection of, conversion to or renewal of the Euro-Rate Option or prepayment of any Euro-Rate Portion. Standard Notice shall be provided no later than 1:00 p.m., Pittsburgh time, on the last day permitted for such notice, and shall be irrevocable.

     "Treasury Rate" as of any Funding Breakage Date shall mean the rate per annum determined by Lender (which determination shall be conclusive) to be the money market yield to maturity for United States Treasury securities maturing on the last day of the corresponding Funding Period and trading in the secondary market in reasonable volume (or if no such securities mature on such date, the rate determined by standard securities interpolation

                        [Signatures appear on next page]
methods as applied to the series of securities maturing as close as possible to, but earlier than, such date, and the series of such securities maturing as close as possible to, but later than, such date).

     IN WITNESS WHEREOF, the Trust and Lender have caused this Agreement to be executed as of the date first above written.

                                            COMMERCE BANCORP, INC.
                                            EMPLOYEE STOCK OWNERSHIP
                                            PLAN TRUST,
                                            by Vernon W. Hill, II and
                                            C. Edward Jordan, Jr.,
                                            Trustees


Witness
                                            Vernon W. Hill, II, Trustee


Witness
                                            C. Edward Jordan, Jr., Trustee


                                            MELLON BANK, N.A.


                                            By
                                                Vice President

                                                                       Exhibit A

                         ANNUAL CONTRIBUTIONS AGREEMENT

     THIS AGREEMENT is made as of November 29, 1994, by and among COMMERCE BANCORP, INC., a New Jersey corporation having its principal place of business at 1701 Route 70 East, Cherry Hill, New Jersey 08034-5400 ("Commerce"), COMMERCE BANK, N.A. ("Bank No. 1"), COMMERCE BANK/PENNSYLVANIA, N.A. ("Bank No. 2") and COMMERCE BANK/SHORE, N.A. ("Bank No. 3") (Commerce, Bank No. 1, Bank No. 2 and Bank No. 3 being collectively referred to as the "Commerce Entities") and the COMMERCE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST (the "Trust") (acting through Vernon W. Hill, II and C. Edward Jordan, Jr. (the "Trustees")) with an address c/o Commerce Bancorp, Inc., 1701 Route 70 East, Cherry Hill, New Jersey 08034-5400.

                                    RECITALS

     WHEREAS, Commerce established the Commerce Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP"), effective as of January 1, 1989, intending that it be qualified under Sections 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of the employees of Commerce and its subsidiaries eligible to participate thereunder, and their beneficiaries;

     WHEREAS, Commerce and the Trustees entered into a trust agreement (the "Trust Agreement") dated December 28, 1989, which agreement created the Trust to hold the assets of the ESOP.

     WHEREAS, the Trust intends to execute and deliver contemporaneously with this Agreement a Term Loan Agreement (the "ESOP Loan Agreement") whereby the Trust will borrow from Mellon Bank, N.A. ("Lender") and Lender will make a loan to the Trust in the amount of $5,384,631.81 (the "Loan"), as evidenced by a note issued by the Trust (the "ESOP Note").

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties hereinafter set forth and intending to be legally bound, the Commerce Entities and the Trust agree as follows:

     Section 1. Covenants of the Commerce Entities.

     1.1 Payments of Principal. The Commerce Entities shall contribute or cause to be contributed to the Trust in lawful money of the United States of America amounts sufficient to pay on or before the date when due installments of principal payable on the ESOP Note as provided in the ESOP Note and the ESOP Loan Agreement. Such amounts shall be payable not later than 11:00 a.m., local time, on the date that the corresponding installment of principal is payable.

     1.2 Payment of Interest and Other Amounts. The Commerce Entities shall contribute or cause to be contributed to the Trust in lawful money of the United States of America amounts sufficient to pay on or before the date when due the interest payable on the ESOP Note at the rate or rates provided for in the ESOP Note and the ESOP Loan Agreement and to pay all other amounts, including without limitation indemnities, due and payable under the ESOP Note and the ESOP Loan Agreement. Such amounts shall be payable not later than 11:00 A.M., local time, on the date that the corresponding interest payment or other payment is payable.

     1.3 Excess Contributions. In addition to the contributions payable under Sections 1.1 and 1.2 hereof, the Commerce Entities may make or cause to be made any contributions to or for the benefit of the Trust in lawful money of the United States of America in excess of the amounts required by Sections 1.1 and
1.2 hereof ("Excess Contributions"); provided, however, that the Commerce Entities shall not make or cause to be made Excess Contributions which, when combined with all contributions made pursuant to Sections 1.1 and 1.2 hereof and all other Excess Contributions made pursuant to this Section 1.3, would require allocations to be made to the accounts of ESOP participants in excess of the limitations set forth in Section 415 of the Code. Any Excess Contributions may, at the discretion of the Trust, be applied to the ESOP Loan as prepayments in accordance with the provisions of the ESOP Loan Agreement.

     Section 2. Events of Default.

     2.1 Events of Default. If one or more of the following described events of default shall occur:

        (a) The Commerce Entities shall default in the due and punctual payment of any Minimum Contribution; or

        (b) The Commerce Entities shall default in the due and punctual payment to the Trust of an amount sufficient to pay any installment of interest on the ESOP Note; or

        (c) There occurs any Event of Default as defined in the ESOP Loan Agreement; or

        (d) Any Commerce Entity makes an assignment for the benefit of its creditors or a composition with its creditors, or is unable or admits in writing its inability to pay its debts as they mature, or files a petition in bankruptcy, or commences a federal bankruptcy proceeding in which an order for relief or such other court order or statutory provision which authorizes the case to proceed is entered against it, or is adjudicated insolvent or bankrupt, or petitions or applies to any tribunal for the appointment of any custodian, receiver, liquidator or trustee of or for it or any substantial part of its properties or assets, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there is commenced against any Commerce Entity any such proceeding which shall remain undismissed for a period of 60 days, or an order for relief, order, judgment or decree approving the petition in any such proceeding is entered; or any Commerce Entity by any act or failure to act indicates its consent to, approval of or acquiescence in any such proceeding or in the appointment of any custodian, receiver, liquidator or trustee of or for it or any substantial part of its properties or assets; or any Commerce Entity takes any corporate action for the purpose of effecting any of the foregoing;

        THEN and at any time thereafter, and in each and every such case, unless such default shall have been waived in writing by the Trust and Lender, each and every obligation of the Commerce Entities under this Agreement shall thereupon, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, if not otherwise then due and payable, anything herein or in any other agreement, contract, indenture, document or instrument contained to the contrary notwithstanding.

        Section 3. Miscellaneous Provisions.

        3.1 Payments. Minimum Contributions and payments of interest under
Section 1.2 hereof shall be payable in funds immediately available to the Trust on the due date and at the time payable. Minimum Contributions, payments of interest and Excess Contributions shall be deposited in an account of the Trust at Lender.

        3.2 Termination and Modification by Consent. This Agreement may be terminated, modified or amended, by mutual consent of Commerce, acting for itself and the other Commerce Entities, and the Trust by a written instrument executed on behalf of such parties; provided, however, that no termination, modification or amendment hereto shall be effective without the prior written consent thereto of Lender, which consent shall not be unreasonably withheld. Commerce agrees that it shall not cause or permit the Trust to be terminated prior to payment in full of the ESOP Note without the prior written consent of Lender.

        3.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

        3.4 Successors and Assigns; Third Party Beneficiaries. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by either party hereto without the prior written consent of the other party hereto and Lender. It is expressly agreed that Lender, and its successors and assigns, is intended to be a third party creditor beneficiary of this Agreement entitled to enforce its provisions directly.

        3.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one original instrument.

        3.6 Joint and Several Obligation. The obligations of the Commerce Entities hereunder are joint and several, and Lender may proceed to enforce the obligation of each Commerce Entity hereunder without regard to the action or inaction of any other Commerce Entity.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

[Corporate Seal]                          COMMERCE BANCORP, INC.


Attest                                    By
                       Secretary          President


[Corporate Seal]                          COMMERCE BANK, N.A.


Attest                                    By:
                       Secretary          Title:


[Corporate Seal]                          COMMERCE BANK/PENNSYLVANIA, N.A.


Attest                                    By:
                       Secretary          Title:


[Corporate Seal]                          COMMERCE BANK/SHORE, N.A.


Attest                                    By:
                       Secretary          Title:


                                          COMMERCE BANCORP, INC.
                                          EMPLOYEE STOCK OWNERSHIP
                                          PLAN TRUST,
                                          by Vernon W. Hill, II and
                                          C. Edward Jordan, Jr.,
                                          Trustees


Witness
                                          Vernon W. Hill, II, Trustee


Witness
                                          C. Edward Jordan, Jr., Trustee

                                                                       Exhibit B



                                   ESOP NOTE

$5,384,631.81                                                 November 29, 1994
                                                       Pittsburgh, Pennsylvania

        For value received and intending to be legally bound, COMMERCE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST, (the "Trust") (acting through Vernon
W. Hill, II and C. Edward Jordan Jr. (the "Trustees")) hereby promises to pay to the order of MELLON BANK, N.A. ("Lender") the principal sum of Five Million Three Hundred Eighty Four Thousand Six Hundred Thirty One and 81/100 Dollars ($5,384,631.81). The Trust further promises to pay to the order of Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to Article 1 of, or as otherwise provided in, the Agreement (as hereinafter defined), payable on the dates set forth in Article 1 of, or as otherwise provided in, the Agreement. The principal hereof shall be payable in twenty consecutive quarterly installments commencing on March 31, 1995 and on the last day of June, September, December and March thereafter in the amounts set forth on Schedule I attached hereto and made a part hereof, with a final installment of all principal, together with all accrued and unpaid interest thereon, due January 28, 2000 (the "Maturity Date"). All payments of principal and interest hereunder shall be due and payable at 2:00 o'clock p.m., Pittsburgh time, on the day when due. Such payments shall be made to Lender at its Office in Dollars in immediately available funds without setoff, counterclaim or other deduction of any nature.

        Except as otherwise provided in the Agreement, if any payment of principal or interest hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next following Business Day and such extension of time shall be included in computing interest in connection with such payment.

        This ESOP Note is the "ESOP Note" referred to in, and is entitled to the benefits of the Term Loan Agreement dated as of November 29, 1994 by and between the Trust and Lender (as the same may be amended, modified or supplemented from time to time, the "Agreement"), which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. This ESOP Note is secured by and is entitled to the benefits of the Pledge Agreement described in the Agreement. Terms defined in the Agreement have the same meanings herein.

        The unpaid principal amount of this ESOP Note, the unpaid interest accrued hereon and the interest rate or rates applicable to such unpaid principal amount shall at all times be ascertained from the records of Lender, which shall be presumed correct absent manifest error.

        The Trust hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this ESOP Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

        This ESOP Note shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

                                     COMMERCE BANCORP, INC.
                                     EMPLOYEE STOCK
                                     OWNERSHIP PLAN TRUST
                                     by Vernon W. Hill, II
                                     and C. Edward Jordan, Jr.,
                                     Trustees

Witness:

--------------------------------     ---------------------------------
                                      Vernon W. Hill, II Trustee

Witness:

--------------------------------     ----------------------------------
                                     C. Edward Jordan, Jr., Trustee

                                                                      Schedule I
                                                                       ESOP Note



                            [Amortization Schedule]

                                                                       Exhibit C

   Date From         Date To            Amortization                Outstanding

    11/29/94           3/31/95                                     $5,384,631.81
     3/31/95           6/30/95             $256,411.03             $5,128,220.78
     6/30/95           9/30/95             $256,411.03             $4,871,809.75
     9/30/95          12/31/95             $256,411.03             $4,615,398.72
    12/31/95           3/31/96             $256,411.03             $4,358,987.69
     3/31/96           6/30/96             $256,411.03             $4,102,576.66
     6/30/96           9/30/96             $256,411.03             $3,846,165.63
     9/30/96          12/31/96             $256,411.03             $3,589,754.60
    12/31/96           3/31/97             $256,411.03             $3,333,343.57
     3/31/97           6/30/97             $256,411.03             $3,076,932.54
     6/30/97           9/30/97             $256,411.03             $2,820,521.51
     9/30/97          12/31/97             $256,411.03             $2,564,110.48
    12/31/97           3/31/98             $256,411.03             $2,307,699.45
     3/31/98           6/30/98             $256,411.03             $2,051,288.42
     6/30/98           9/30/98             $256,411.03             $1,794,877.39
     9/30/98          12/31/98             $256,411.03             $1,538,466.36
    12/31/98           3/31/99             $256,411.03             $1,282,055.33
     3/31/99           6/30/99             $256,411.03             $1,025,644.30
     6/30/99           9/30/99             $256,411.03               $769,233.27
     9/30/99          12/31/99             $256,411.03               $512,822.24
    12/31/99           1/28/00             $256,411.03               $256,411.21
     1/28/00                               $256,411.21                     $0.00

                                                                       Exhibit D

                         PLEDGE AND SECURITY AGREEMENT

     THIS AGREEMENT is made this 29th day of November, 1994, between the COMMERCE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST (the "Trust") (acting through Vernon W. Hill, II and C. Edward Jordan, Jr. ("Trustees") under a trust agreement (the "Trust Agreement"), and MELLON BANK, N.A., a national banking association ("Lender").

     Lender and the Trust have entered into a Term Loan Agreement (the "ESOP Loan Agreement") of even date herewith pursuant to which Lender has agreed to make a term loan in the amount of $5,384,631.81 (the "ESOP Loan") to the Trust against its Note (the "ESOP Note") in the principal amount of $5,384,631.81. Capitalized terms not otherwise defined herein shall have the meaning given them in the ESOP Loan Agreement. As a condition to entering into the ESOP Loan Agreement and making the ESOP Loan, Lender has required the execution and delivery of this Agreement.

     NOW, THEREFORE, in consideration of the undertakings of Lender pursuant to the ESOP Loan Agreement and as an inducement to Lender to make the ESOP Loan provided for in the ESOP Loan Agreement, and intending to be legally bound, the parties hereto agree as follows:

     1. Pledge of Securities.

        (a) The Trust hereby pledges, assigns and grants to Lender a security interest in all shares of capital stock of Commerce Bancorp, Inc. ("Commerce") acquired, directly or indirectly, by the Trust with the proceeds of the Provident Loan and not heretofore released from the liens securing the Provident Loan, together with, to the extent permitted by law and by the ESOP (as defined in the ESOP Loan Agreement), all earnings attributable to such shares of Commerce capital stock (all hereinafter called the "Pledged Collateral"), as security for the prompt repayment of the ESOP Note and all obligations of the Trust pursuant to this Agreement and the ESOP Loan Agreement (collectively, the "Secured Indebtedness").

        (b) The certificates for all Pledged Collateral now held by the Trust and acquired from time to time by the Trust subsequent to the date of this Agreement shall be duly endorsed in blank by the Trust or attached to an instrument of assignment duly executed in blank by the Trust, and shall be accepted by the Trust as Lender's agent in trust for Lender and delivered promptly by the Trust to Lender. Lender may, at any time after an Event of Default (as hereinafter defined), effect the transfer of any securities included in the Pledged Collateral into the name of Lender or its nominees and cause new certificates representing such securities to be issued in the name of Lender or its nominee.

     2. Representations and Warranties. The Trust represents and warrants to Lender that:

        (a) This Agreement has been duly authorized, executed and delivered by Trustees on behalf of the Trust and such execution and delivery and the performance by the Trust of its obligations hereunder will not violate any provision of law or any judgment, order or regulation of any court or of any public or governmental agency or authority applicable to the Trust or the ESOP and will not conflict with or constitute a breach of or a default under any agreement, indenture or instrument to which the Trust is a party or by which it is bound, and this Agreement constitutes the legal, valid and binding obligation of the Trust enforceable in accordance with its terms;

        (b) All of the Pledged Collateral has been validly issued and is fully paid and nonassessable and, except for the liens securing the Provident Loan (which will be released contemporaneously with the making of the ESOP Loan), is owned by the Trust free and clear of all security interests, liens, encumbrances or, except as set forth in the ESOP, other restrictions except the interest of Lender pursuant to this Agreement and the possible restrictions on transfer referred to in Section 6.2 hereof, and no disability or contractual obligation exists which would prohibit the Trust from pledging the Pledged Collateral pursuant to this Agreement;

        (c) The Trust has full power and authority to create a first lien on the Pledged Collateral in favor of Lender, and upon delivery of the Pledged Collateral to Lender or its agent, this Agreement shall create a valid first lien upon and perfected security interest in the Pledged Collateral subject to no prior security interest, lien, encumbrance or other restriction; and

        (d) The Pledged Collateral is not the subject of any present or, to the knowledge of the Trustees, threatened suit, action, arbitration, administrative or other proceeding, and Trustees know of no reasonable grounds for the institution of any proceedings.

     3. Covenants. The Trust hereby covenants with Lender that, until all of the Secured Indebtedness has been satisfied in full, it will:

        (a) Not sell, convey or otherwise dispose of any of the Pledged Collateral or any interest therein or create, incur or permit to exist any pledge, mortgage, lien, charge or encumbrance or any security interest whatsoever in or with respect to any of the Pledged Collateral other than that created hereby.

        (b) Defend, at its own expense, Lender's right, title and security interest in and to the Pledged Collateral against the claims of any Person.

        (c) Give, execute, deliver, file and/or record, or cause to be given, executed, delivered, filed and/or recorded, any financing statement, continuation statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order to create, preserve, perfect, continue, substantiate or validate any security interest granted pursuant to this Agreement or to enable Lender to exercise and enforce its right hereunder with respect to such security interest.

     4. Voting and Cash Dividends Prior to Default. Unless an Event of Default hereunder shall have occurred and be continuing, the Trust shall be entitled to
(a) exercise any voting rights with respect to the Pledged Collateral and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement, the ESOP Loan Agreement or any instrument executed and delivered pursuant thereto, or which would constitute or create any violation of any of such terms, or which would otherwise cause a material decrease in the value of or other deterioration of the Pledged Collateral and (b) receive and retain for the use of the Trust cash dividends on the Pledged Collateral. All such rights of the Trust to vote and give consents, waivers and ratifications and to receive and retain cash dividends shall cease if an Event of Default hereunder shall occur and be continuing, in which event, whether or not the Pledged Collateral shall have been registered in Lender's or its nominee's name, Lender or its nominee shall have the right to exercise all voting rights with respect to the Pledged Collateral and any dividends shall be delivered by the Trust to Lender and, at Lender's option, held as additional security hereunder or applied toward satisfaction of the Secured Indebtedness.

     5. Events of Default. Each of the following shall constitute an event of default ("Event of Default") hereunder:

        (a) The occurrence of an Event of Default under the ESOP Loan Agreement; or

        (b) Failure by the Trust to observe or perform any of the provisions of this Agreement and such failure shall continue unremedied for a period of 30 days after Lender shall give notice to the Trust of such failure; or

        (c) Any representation or warranty of the Trust made herein proves to be false or misleading in any material respect; or

        (d) The Pledged Collateral shall be converted into or exchanged for, or there shall be substituted for or distributed with respect to the Pledged Collateral, cash or any securities, instruments or other property (including any such conversions, exchanges, substitutions or distributions arising from a stock dividend, stock split, reclassification, reorganization, merger, consolidation, sale of assets or other exchange of securities or any dividends or other distributions of any kind upon or with respect to the Pledged Collateral) and the security interest granted to the Lender hereby does not attach to, or the Lender does not otherwise have a perfected first priority lien in and on, such cash or securities, instruments or other property.

     6. Lender's Remedies Upon Default.

     6.1 Upon the occurrence of an Event of Default, Lender shall have the right to exercise all such rights as a secured party under the Uniform Commercial Code of Pennsylvania (the "U.C.C.") as it, in its sole judgment, shall deem necessary or appropriate, without demand of performance or other demand, advertisement, or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Trust or any other Person (all of which are to the extent permitted by law, hereby expressly waived by the Trust), including the right to sell all or any part of the Pledged Collateral at one or more public or private sales at any exchange, broker's board or at any of Lender's offices or elsewhere; and any such sale or sales may be made for cash, upon credit, or for future delivery, and in connection therewith, Lender may grant options; provided that any such terms or options shall, in the best judgment of Lender, be extended only in order to obtain the best possible price. Lender need not give more than ten days notice of the time and place of any public sale or of the time after which a private sale or other disposition of the Pledged Collateral may take place, the length of which notice the Trust hereby deems reasonable. No sale of any Pledged Collateral upon a generally recognized securities exchange through a registered securities broker will give rise to a credit against the Secured Indebtedness until such broker credits Lender's account with the sale proceeds. Lender may resort first to the security created by this Agreement or first to the security afforded by any other instruments, in any such case without affecting Lender's rights under this Agreement.

     6.2 The Trust recognizes that Lender may be unable to effect a public sale of all or a part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Act"), so that Lender may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and without a view to the distribution or resale thereof. The Trust understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Pledged Collateral were sold at public sales, and agrees that Lender has no obligation to delay the sale of any of the Pledged Collateral for the period necessary to permit the issuer of the Pledged Collateral (even if the issuer would agree) to register such securities for sale under the Act. The Trust agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. On any sale of the Pledged Collateral, Lender is hereby authorized to comply with any limitation or restriction, compliance with which is necessary, in the view of Lender's counsel, in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser by any applicable Governmental Authority.

     6.3 After the sale of any of the Pledged Collateral, Lender may deduct all reasonable and documented legal and other expenses and attorney's fees for preserving, collecting, selling and delivering the Pledged Collateral and for enforcing its rights with respect to the Secured Indebtedness, and shall apply the residue of the proceeds to, or hold as a reserve against, the Secured Indebtedness in such manner as Lender in its sole discretion shall determine, and shall pay the balance, if any, to the Trust. To facilitate the exercise of Lender's remedies following an Event of Default and during the continuance thereof, the Trust hereby appoints any officer of Lender as its attorney-in-fact to collect and receive all payments in respect of the Pledged Collateral, and to endorse the name of the Trust thereto for such purpose, and to apply such receipts to the Secured Indebtedness and to execute on behalf of the Trust all financing statements and other documents necessary to perfect and maintain Lender's security interest in the Pledged Collateral. The remedies provided herein in favor of Lender shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other legal and equitable remedies which Lender may have, and no delay on the part of Lender in exercising any of its powers or rights, or any partial or single exercise thereof, shall constitute a waiver thereof.

     7. Release of Pledged Collateral. As a result of payments made on the ESOP Note, and, provided no Event of Default hereunder has occurred and is continuing, Lender shall release that number of shares of stock constituting the Pledged Collateral as may be required by application of the release rules as set forth in Section 5.02(b) of the ESOP. The Trustees shall notify Lender in writing of the number of shares of stock constituting Pledged Collateral which Lender shall release from the lien of this Agreement. The notice of the Trustees shall be accompanied by a statement of the calculations employed by the Trustees in applying said rules. Lender shall deliver to the Trustees, at the expense of the Trust, all shares of stock constituting Pledged Collateral and so released within 10 Business Days of receipt of such notice. Upon satisfaction in full of the Secured Indebtedness and of all additional costs and expenses of Lender as provided herein and performance of all obligations of the Trust under the ESOP Loan Agreement, this Agreement shall terminate and Lender shall promptly deliver to the Trustees, at the expense of the Trust, such of the Pledged Collateral as shall not have been previously released, sold or otherwise applied pursuant to this Agreement.

     8. Notices. The Trust will promptly deliver to Lender all written notices, and will promptly give Lender written notice of any other notice, received by it with respect to the Pledged Collateral, and, prior to the occurrence of an Event of Default, Lender will promptly give like notice to the Trust of any such notices received by it or its nominee. Any notice required or permitted by this Agreement shall be effective if given in accordance with the provisions of the ESOP Loan Agreement.

     9. Miscellaneous.

        (a) Other than the exercise of reasonable care to assure the safe physical custody of the Pledged Collateral while held by Lender hereunder, Lender shall have no duty or liability, including without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights against prior parties or any other rights pertaining thereto and shall be relieved of all responsibility for the Pledged Collateral upon surrendering it or tendering surrender of it to the Trustees.

        (b) The Trust, at its expense, will execute, acknowledge and deliver all such instruments in form satisfactory to Lender and take all such action as Lender from time to time may reasonably require in order further to effectuate the purposes of this Agreement and to carry out the terms hereof, including without limitation, delivering to Lender upon the occurrence of an Event of Default irrevocable proxies with respect to the Pledged Collateral. Until receipt thereof, this Agreement shall constitute the Trust's proxy to Lender or its nominee to vote all shares of the Pledged Collateral then registered in the Trust's name.

        (c) This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto.

        (d) This Agreement and the rights and obligations hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

        (e) The paragraph headings used herein are for convenience only and do not affect or modify the terms and conditions hereof.

        (f) If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or enforceable, nor invalidate the other provisions

                        [Signatures appear on next page]
hereof, all of which shall be liberally construed in favor of Lender in order to effect the provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                            COMMERCE BANCORP, INC.
                                            EMPLOYEE STOCK OWNERSHIP
                                            PLAN TRUST,
                                            by Vernon W. Hill, II and
                                            C. Edward Jordan, Jr.,
                                            Trustees


Witness
                                            Vernon W. Hill, II, Trustee


Witness
                                            C. Edward Jordan, Jr., Trustee


                                            MELLON BANK, N.A.


                                            By
                                                 Vice President

                                                                       Exhibit E

                    GUARANTY, SURETY AND PURCHASE AGREEMENT

        THIS AGREEMENT is made as of this 29th day of November, 1994, by COMMERCE BANCORP, INC., a New Jersey corporation with an address at 1701 Route 30 East, Cherry Hill, New Jersey 08034-5400 ("Guarantor"), in favor of MELLON BANK, N.A., a national banking association with an address at One Mellon Bank Center, Pittsburgh, Pennsylvania 19258 ("Bank"), to secure obligations of the Commerce Bancorp, Inc. Employee Stock Ownership Plan Trust ("Borrower").

        Borrower and Bank have entered into a Term Loan Agreement (the "ESOP Loan Agreement") of even date herewith pursuant to which Bank has agreed to make a term loan in the principal amount of $5,384,631.81 (the "ESOP Loan") to Borrower against its Note (the "ESOP Note") in the principal amount of $5,384,631.81. Capitalized terms not otherwise defined herein shall have the meaning given them in the ESOP Loan Agreement. As a condition to entering into the ESOP Loan Agreement, Bank has required the execution and delivery of this Agreement.

        NOW, THEREFORE, in consideration of the undertakings of Bank pursuant to the ESOP Loan Agreement, and as an inducement to Bank to make the ESOP Loan provided for in the ESOP Loan Agreement, and intending to be legally bound, Guarantor hereby agrees as follows:

        1. Payment and Performance of the Obligations. In order to secure payment of the ESOP Note by Borrower and performance of the ESOP Loan Agreement by Borrower, Guarantor hereby irrevocably and unconditionally guarantees to Bank, and becomes surety to Bank for, the due and punctual payment and performance of all the obligations of Borrower to Bank arising out of or provided for in the ESOP Note or the ESOP Loan Agreement or under any security agreements for the ESOP Loan (the "Collateral") or under any renewals, extensions or modifications thereof, whether primary, secondary, direct, contingent, sole, joint, several or joint and several, including without limitation the payment of principal and any interest accruing thereon and all fees, indemnities and other amounts payable by Borrower under the ESOP Loan Agreement or any security agreements for the ESOP Loan, whether before or after a default thereunder, now existing or hereafter at any time or times incurred (hereinafter referred to individually as "Obligation" and collectively as "Obligations"). If any Obligation is not paid or performed by Borrower punctually when due, subject to any applicable grace period, including without limitation any Obligation due by acceleration of the maturity thereof, Guarantor will, upon Bank's demand, immediately pay or perform such Obligation or cause the same to be paid or performed strictly in accordance with the terms thereof. Guarantor will pay to Bank, upon demand, all documented costs and expenses, including without limitation reasonable counsel fees, which may be incurred by Bank in the collection or enforcement of the Obligations or of Guarantor's obligations under this Agreement.

     2. Representations and Warranties. Guarantor represents and warrants to Bank that:

        (a) Guarantor has all requisite power and authority to make and perform this Agreement;

        (b) This Agreement has been duly authorized, executed and delivered by Guarantor and such execution and delivery and the performance by Guarantor of its obligations hereunder will not violate any applicable provision of law or any rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Guarantor nor conflict with or constitute a breach of or a default under the certificate of incorporation or by-laws or any instrument to which Guarantor is a party or by which Guarantor or Guarantor's property is bound, and this Agreement is a valid and binding obligation of Guarantor enforceable in accordance with its terms;

        (c) Guarantor's audited consolidated balance sheet as of December 31, 1993 and statements of profit and loss and surplus for the year then ended (i) have been prepared in accordance with generally accepted accounting principles consistently applied, (ii) have been certified by Ernst & Young and (iii) present fairly the financial condition and results of operations of Guarantor and its subsidiaries as of December 31, 1993 and for the period covered thereby on a consolidated basis. Guarantor's unaudited consolidated balance sheet as of March 31, 1994 and statements of profit and loss and surplus for the quarter ended (i) have been prepared in accordance with generally accepted accounting principles consistently applied and (ii) are true and correct and present fairly the financial condition and results of operations of Guarantor and its subsidiaries as of March 31, 1994 and for the period covered thereby on a consolidated basis. Since March 31, 1994, each of Guarantor and its subsidiaries has conducted its business in the ordinary course, and there has been no material adverse change in the business, financial condition, operations or affairs of Guarantor or any subsidiary of Guarantor;

        (d) Litigation. Except as disclosed to Bank in writing prior to the date of this Agreement, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of Guarantor) threatened against Guarantor or any of its Subsidiaries which may reasonably be expected to have a material adverse effect on the consolidated financial condition or results of operations of Guarantor and its consolidated Subsidiaries; and

        (e) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by Guarantor of this Agreement or for the validity or enforceability thereof.

     3. General Terms and Conditions.

        (a) All payments by Guarantor hereunder shall be made in lawful currency of the United States of America.

        (b) Guarantor hereby waives (i) notice of acceptance of this Agreement and of any action by Bank in reliance thereon, (ii) presentment, demand of payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Obligations, and giving any notice of default or other notice to, or making any demand on any Person (including without limitation Borrower and Guarantor) liable in any manner for the payment of the Obligations, (iii) any right to require Bank to proceed initially against Borrower or any of the Collateral upon any default in the payment or performance of the Obligations, and (iv) notice of any election by Bank to sell any of the property mortgaged, assigned or pledged as security for any of the Obligations at a public or private sale, provided that nothing contained in this paragraph shall be deemed to be a waiver of any notice expressly required to be given to Borrower pursuant to the ESOP Loan Agreement.

        (c) Bank may at any time and from time to time without the consent of or notice to Guarantor and without impairing or releasing the obligations of Guarantor hereunder (i) exercise or refrain from exercising any right or remedy against Borrower or any other Person, including without limitation Guarantor, or against any of the Collateral and (ii) modify, amend, extend, supplement or waive or consent to the breach of any provision of the ESOP Note, the ESOP Loan Agreement or any of the Collateral, to which modifications, amendments, extensions, supplements, waivers and consents Guarantor hereby assents. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of Borrower's liability under the ESOP Note, the ESOP Loan Agreement or any of the Collateral arising out of or by virtue of any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law hereinafter initiated by or against Borrower shall not affect, modify, limit or discharge the liability of Guarantor in any manner and this Guaranty shall remain in full force and effect and shall be enforceable against Guarantor to the same extent and with the same effect as if such proceedings had not been instituted.

        (d) The guaranty and surety contained in paragraph 1 hereof is absolute and unconditional, primary, direct and immediate and shall be valid and binding upon Guarantor regardless of (i) any invalidity, irregularity, defect or unenforceability of or in the ESOP Note, the ESOP Loan Agreement or any of the Collateral or any other obligation or agreement of Borrower or Guarantor, (ii) any action or inaction by Bank or other occurrence referred to in subsection 3(c) above, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge or release of, Borrower or Guarantor, by operation of law.

        (e) No failure or delay on the part of Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of Bank hereunder are cumulative and concurrent and not exclusive of any other rights or remedies Bank may have.

        (f) [Deleted.]

        (g) No set-off, counterclaim, reduction or diminution of an Obligation, or any defense of any kind or nature that Guarantor has or may have against Borrower or Bank shall affect, modify or impair Guarantor's obligations hereunder. Any claim that Guarantor now or hereafter has against Borrower shall be fully subordinate in lien and payment to any claim that Bank now or hereafter has against Borrower.

        (h) Upon the occurrence and during the continuance of any Guarantor Event of Default or Event of Default under the ESOP Loan Agreement, Bank is hereby authorized at any time and from time to time to set off any or all of the property of Guarantor in Bank's possession (including all deposits and other indebtedness owing by Bank to or for the credit or the account of Guarantor) at or subsequent to the occurrence of Guarantor Event of Default or Event of Default under the ESOP Loan Agreement against any and all of the obligations of Guarantor now or hereafter existing under this Agreement, irrespective of whether or not Bank shall have made any demand under this Agreement and although such obligations may be contingent and unmatured.

        (i) For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, Guarantor hereby irrevocably consents and submits to the jurisdiction and venue of any of the courts of the Commonwealth of Pennsylvania or of any federal court located in Pennsylvania including without limitation, the Court of Common Pleas of Allegheny County and the Federal District Court for the Western District of Pennsylvania, and irrevocably agrees to service of process by certified mail, return receipt requested, postage prepaid, to its address set forth at the beginning of this Agreement. Guarantor irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentence shall be deemed in every respect effective and valid personal service of process upon Guarantor. The provisions of this paragraph shall not limit or otherwise affect the right of Bank to institute and conduct an action in any other appropriate manner, jurisdiction or court.

        (j) Bank and Guarantor hereby waive all right to a trial by jury in any litigation relating to this Agreement.

     4. Covenants of Guarantor. Guarantor covenants and agrees to and with Bank that so long as any of the Obligations are outstanding and unpaid, or any obligation of Guarantor to Bank hereunder is not fully performed a Guarantor Event of Default or:

        (a) Financial Statements, etc. Guarantor shall deliver to Bank:

        (i) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarterly periods of each fiscal year of Guarantor, consolidated statements of operations, changes in financial position and changes in shareholders' equity of Guarantor and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

        (ii) as soon as available and in any event within 120 days after the end of each fiscal year of Guarantor, consolidated statements of operations, changes in financial position and changes in shareholders' equity of Guarantor and its consolidated Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries as at the end of, and for, such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Guarantor Default;

        (iii) promptly upon their becoming available, copies of all registration statements and regular periodic reports which Guarantor shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

        (iv) promptly upon the mailing thereof to the shareholders of Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;

        (vi) promptly upon its becoming available, the "Parent Company Only Financial Statements for Bank Holding Companies" (report no. FRY 9LP or any successor form of the Federal Reserve System) of Guarantor;

        (vii) promptly after a Responsible Officer of Guarantor knows or has reason to know that any Guarantor Default has occurred and is continuing, a notice of such Guarantor Default with the caption "Notice of Default", describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that Guarantor has taken and proposes to be taken with respect thereto; and

        (vii) from time to time such other information regarding the business, affairs or financial condition of Guarantor or any of its Subsidiaries (including, without limitation, the ESOP and any reports or any other information required to be filed under ERISA) as Bank may reasonably request.

Guarantor will furnish to Bank, at the time it furnishes each set of financial statements pursuant to paragraph (i) or (ii) above, a certificate of a Responsible Officer of Guarantor (x) to the effect that no Guarantor Default has occurred and is continuing (or, if any Guarantor Default has occurred and is continuing, describing the same in reasonable detail and describing the action which Guarantor has taken and proposes to take with respect thereto) and (y) setting forth in reasonable detail the computations necessary to determine whether Guarantor is in compliance with Section 4(d) hereof as of the end of the respective fiscal quarter or fiscal year.

        (b) Litigation. Guarantor shall promptly give to Bank notice of all legal or arbitral proceedings, and of all proceedings by or before any Governmental Authority and any material development in respect of such legal or other proceedings affecting Guarantor or any of its Subsidiaries, which may reasonably be expected to have a material adverse effect on the consolidated financial condition or operations, taken as a whole, of Guarantor and its consolidated Subsidiaries.

        (c) Capital Requirements. Guarantor and its banking Subsidiaries shall at all times maintain such amount of capital as may be prescribed by the Board of Governors of the Federal Reserve System from time to time, whether by regulation, agreement or order. Guarantor shall at all times ensure that none of its Insured Subsidiaries shall be "undercapitalized", "significantly undercapitalized" or "critically undercapitalized" for purposes of 12 U.S.C.
Section 1831o, as amended, reenacted or redesignated from time to time.

        (d) Financial Covenants.

        (i) Relationship of Non-Performing Assets to Total Assets. Guarantor shall not permit the amount of Non-Performing Assets at any time to exceed 3.0% of the amount of Total Assets at such time.

        (ii) Relationship of Non-Performing Assets Less Loan Reserves to Total Equity. Guarantor shall not permit (A) the difference between (x) the amount of Non-Performing Assets and (y) the amount of Loan Reserves at any time to exceed (B) 25.0% of the amount of Total Equity at such time.

        (iii) Net Income. On the last day of each calendar quarter, (A) the sum of (x) the amount of Net Interest Income for the two consecutive fiscal quarters ending on such day and (y) the amount of Non-Interest Income for such two fiscal quarters shall exceed (B) the sum of (x) the amount of Non-Interest Expenses for such two fiscal quarters and (y) the amount of Debt Service for such two fiscal quarters.

        (iv) Liquidity. Guarantor shall maintain at all times at least $500,000 in cash or Permitted Investments; it being understood, that the value ascribed to any Permitted Investments at any time shall be the market value of such Permitted Investments at such time. In addition to the other certificates to be delivered to Bank hereunder, a Responsible Officer shall deliver to Bank not less than eight Business Days prior to the making of any payment under the Subordinated Notes a certificate certifying that, after the making of such payment, Guarantor will be in compliance with the requirements of this subsection 4(d)(iv).

        (e) Visitation; Verification. Guarantor shall permit such Persons as Bank may designate from time to time to visit and inspect any of the properties of the Guarantor and of any Subsidiary, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective directors, officers, employees and independent accountants at such times and as often as Bank may request. Guarantor hereby authorizes such officers, employees and independent accountants to discuss with Bank the affairs of Guarantor and its Subsidiaries. Bank shall have the right to examine and verify accounts and other properties and liabilities of Guarantor and its Subsidiaries from time to time, and Guarantor shall cooperate, and shall cause each Subsidiary to cooperate, with Bank in such verification.

        (f) No Senior Indebtedness. Guarantor shall not incur, create or suffer to exist any Indebtedness senior to the obligations of Guarantor under this Guaranty.

     5. Guarantor Events of Default. If any of the following events shall occur and be continuing:

        (a) (i) Guarantor or any of its Material Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $900,000 or more; or (ii) any event specified in any note, agreement, indenture or other document evidencing or relating to any of its other Indebtedness aggregating $20,000,000 or more shall occur if the effect of such event is to cause such Indebtedness to become due prior to its stated maturity; or (iii) any event specified in any note, agreement, indenture or other document evidencing or relating to any of its other Indebtedness aggregating $20,000,000 or more shall occur if the effect of such event is to cause or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full, prior to its stated maturity; or

        (b) Any representation, warranty or certification made or deemed made by Guarantor herein or in any other document or certificate furnished to Bank pursuant to or in connection with the provisions hereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

        (c) Guarantor (i) shall default in the performance of any of its obligations under Section 4 of this Agreement; or (ii) shall default in the performance of any of its other obligations under this Agreement and such default shall continue unremedied for a period of 30 days after notice thereof to Guarantor by Bank; or

        (d) (i) Guarantor or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Guarantor or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Guarantor or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Guarantor or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Guarantor or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),

(ii), or (iii) above; or (v) Guarantor or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its unability to, pay its debts as they become due; or

        (e) A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered by a court or courts, or any Governmental Authority, against Guarantor or any of its Material Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and Guarantor or such Material Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

        (f) (i) Any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any lien in favor of the PBGC or a Plan shall arise on the assets of Guarantor or any ERISA Affiliate; (ii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) any Plan shall terminate for purposes of Title IV of ERISA; or (iv) Guarantor or any ERISA Affiliate shall, or in the reasonable opinion of Bank is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a material adverse effect on the consolidated financial condition or operations, taken as a whole of Guarantor and its consolidated Subsidiaries; or

        (g) This Agreement shall cease, for any reason, to be in full force and effect or Guarantor shall so assert; or

        (h) Any bank Subsidiary of Guarantor which is a Material Subsidiary shall cease accepting deposits or making commercial loans on the instruction of any federal, state or other regulatory body with authority to give such instruction other than pursuant to any instruction applicable to national banks generally or a substantial portion thereof or banks located in a particular state or substantial portion thereof; or

        (i) The Comptroller of the Currency shall, pursuant to 12 U.S.C.Section 55 or any successor statute, notify any bank Subsidiary of Guarantor which is a Material Subsidiary and a national bank, or any other federal or state regulatory authority having jurisdiction to regulate any other bank Subsidiary of Guarantor which is a Material Subsidiary shall, pursuant to any comparable federal or state statute, notify such other bank Subsidiary, that such bank Subsidiary's capital stock has become impaired; or any bank Subsidiary of Guarantor which is a Material Subsidiary shall cease to be an insured bank under the Federal Deposit Insurance Act, as amended, and the rules and regulations promulgated thereunder; or

        (j) Any Insured Subsidiary of Guarantor as of the date hereof shall be required (whether or not the time allowed by the appropriate federal banking agency for the submission of such plan has been established or elapsed) to submit a capital restoration plan of the type referred to in 12 U.S.C.Section 1831o(b)(2)(C), as amended, reenacted or redesignated from time to time; or

        (k) Guarantor shall guarantee in writing (voluntarily or otherwise) the capital of any Insured Subsidiary of Guarantor as of the date hereof as part of or in connection with any agreement or arrangement with any appropriate Federal Banking agency;

then, and in any such event, (A) if such event is a Guarantor Event of Default specified in clause (i) or (ii) of paragraph (d) of this Section 5 with respect to Guarantor, automatically the ESOP Loan (with accrued interest thereon) and all other amounts owing to Bank under the ESOP Loan Agreement shall immediately become due and payable, and (B) if such event is any other Guarantor Event of Default, Bank may, by notice to the Borrower and Guarantor, declare the ESOP Loan (with accrued interest thereon) and all other amounts owning to Bank under the ESOP Loan Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Presentment, demand, protest and all other notices of any kind are hereby expressly waived by Guarantor.

     6. Purchase Obligation. Upon the occurrence of a Guarantor Event of Default or an Event of Default under the ESOP Loan Agreement, in addition to the other rights and remedies of Bank hereunder and under the ESOP Loan Agreement, Guarantor shall, upon demand of Bank, immediately purchase the ESOP Loan from Bank for the then outstanding principal balance thereof and all unpaid accrued interest thereon plus all other amounts due thereunder, in which case Bank shall assign the ESOP Note to Guarantor without recourse and shall assign the ESOP Loan Agreement and the Collateral to Guarantor without representation or warranty except as to Bank's ownership of such documents.

     7. Termination. This Agreement shall terminate and be of no further force or effect upon the payment in full of all of the Obligations and termination of Bank's obligations under the

ESOP Loan Agreement, provided that this Agreement shall continue to be effective or be reinstated (as the case may be) if at any time payment of any of the Obligations is refunded or must otherwise be returned by Bank upon the bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under state or federal law, all as though such payment had not been made.

     8. Miscellaneous.

        (a) This Agreement shall be binding upon Guarantor and Guarantor's successors and assigns and shall inure to the benefit of Bank and its successors and assigns.

        (b) Any notice, demand or request under this Agreement shall be in writing, and shall be delivered by personal service or shall be sent by postage prepaid, first class mail, addressed, if to Guarantor or Bank, at the respective address set forth in the heading of this Agreement, or at such other address as the addressee may designate in writing. Each notice, demand or request hereunder shall be deemed given on the date it is delivered, in the case of personal service, or the date it is deposited with the Postal Service, in the case of first class mail.

        (c) No amendment, modification or release from or waiver of any provision hereof shall be effective unless in writing and signed by Bank and shall be effective only in the specific instance and for the specific purpose for which given.

        (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (e) This Agreement and the rights and obligations hereunder shall be construed in accordance with and governed by the substantive laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

        (f) The paragraph headings used herein are for convenience only and do not affect or modify the terms and conditions hereof.

        (g) If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable it shall be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof, all of which shall be liberally construed in favor of Bank in order to effect the provisions hereof.

     9. Definitions. In addition to other words and terms defined herein or in the ESOP Loan Agreement, the following words and terms shall have the following meanings:

     "Debt Service" for any applicable period shall mean (a) the aggregate amount of scheduled mandatory payments of principal of the ESOP Loan due in such period plus (b) the aggregate amount of interest, fees and other charges in respect of the ESOP Loan accrued in such period plus (c) the aggregate amount of scheduled payments of principal and interest due or accrued in such period under the Subordinated Notes plus (d) the aggregate amount of scheduled payments of principal and interest due or accrued in such period under any other Indebtedness of Guarantor.

     "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or Guarantor or is under common control (within the meaning of Section 414(c) of the Code) with the Company or Guarantor.

     "Guarantor Default" shall mean a Guarantor Event of Default or an event which with notice or lapse of time or both would become a Guarantor Event of Default.

     "Guarantor Event of Default" shall mean any of the events specified in
Section 5, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Indebtedness shall mean, as to any Person, (without duplication) (i) all indebtedness and other obligations of such Person for borrowed money (including, bonds, debentures, notes and other similar instruments and the sale of property to another Person subject to an understanding or agreement contingent or otherwise to repurchase such property from such Person) or for the purchase price of any fixed or capital assets other than indebtedness under nonrecourse leases or leveraged leases or similar nonrecourse transactions undertaken in the ordinary course of business, (ii) all indebtedness and other obligations of other Persons for borrowed money or for the purchase price of any fixed or capital assets in respect of which such Person is liable, contingently or otherwise, to pay or advance money or property as guarantor, endorser or otherwise (except as endorser for collection in the ordinary course of business), or which such Person has agreed to purchase or otherwise acquire, and
(iii) capitalized lease obligations of such Person.

     "Indenture" shall mean that certain Indenture dated , 1993 between Guarantor and United Jersey Bank, as Trustee, related to the Subordinated Notes of Guarantor.

     "Insured Subsidiary" shall mean as to Guarantor, any insured depositary institution (as defined in 12 U.S.C. Section 1813(c) (or any successor provision), as amended, re-enacted or redesignated from time to time) that is controlled (within the meaning of 12 U.S.C. Section 1841 (or for any successor provision), as amended, reenacted or redesignated from time to time) by Guarantor.

     "Loan Reserves" shall mean the aggregate amount of loan loss reserves maintained on the books of Guarantor and its consolidated Subsidiaries and determined in accordance with generally accepted accounting principles consistently applied.

     "Material Subsidiary" shall mean the Subsidiaries of Guarantor listed in
Schedule 1 hereto and any Subsidiary now or at any time hereafter meeting any one of the following conditions: (a) the assets of such Subsidiary, or the investments in or advances to such Subsidiary by Guarantor and other Subsidiaries, exceed 5% of the aggregate assets appearing on the consolidated balance sheet of Guarantor and its consolidated Subsidiaries for the most recently ended fiscal year or (b) if positive, the net income of such Subsidiary for the fiscal year of Guarantor most recently ended exceeds 5% of the total consolidated net income of Guarantor and its consolidated Subsidiaries for such fiscal year, or (c) the equity of such Subsidiary for the fiscal year of Guarantor most recently ended exceeds 5% of the total consolidated equity of Guarantor and its consolidated Subsidiaries for such fiscal year, or (d) such Subsidiary has one or more Subsidiaries and together therewith would, if considered in the aggregate, constitute a Material Subsidiary within the terms of subdivisions (a), (b) and (c) hereof.

     "Multiemployer Plan" shall mean a plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company, Guarantor or any ERISA Affiliate and which is covered by Title IV of ERISA.

     "Net Interest Income" at any time shall mean the "net interest income" of Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.


     "Non-Interest Income" at any time shall mean the "non-interest income" of Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Non-Interest Expenses" at any time shall mean the "non-interest expenses" of Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, that to the extent that any contributions to the Trust to pay principal, interest and other amounts on the ESOP Loan are counted in determining Debt Service, such contributions shall not be counted in determining Non-Interest Expenses (i.e., such contributions shall not be "double counted" for purposes of Section 4(d)(iii) hereof).

     "Non-Performing Assets" shall mean (a) assets consisting of all loans and lease financing receivables which are not performing as to principal or interest, including, without limitation, loans and lease financing receivables which are more than 90 days past due, nonaccrual loans and lease financing receivables, restructured loans and foreclosed properties, as such terms are defined in the Federal Reserve System's Reporting Form FR-Y9C (or any successor form) and (b) (without duplication) all "other real estate owned" as shown on the books of Guarantor and its consolidated Subsidiaries and determined in accordance with generally accepted accounting principles consistently applied.

     "Permitted Investments" shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (a) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of 60 months from the date of acquisition, (b) commercial paper maturing not in excess of 9 months from the date of acquisition and rated "P-1" by Moody's Investors Service or "A-1" by Standard & Poor's Corporation on the date of acquisition, (c) the following obligations of any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (b) above: (i) time deposits, certificates of deposit and acceptances maturing not in excess of nine months from the date of acquisition, or (ii) repurchase obligations with a term of not more than 90 days for underlying securities of the type referred to in clause
(a) above, and (d) mutual funds investing exclusively in the items described in clauses (a), (b) and (c) hereof.

     "Plan" shall mean an employee benefit or other plan established or maintained by the Company, Guarantor or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

     "Responsible Officer" shall mean the Chairman, the President, the Chief Executive Officer, each Vice President, the Secretary and Treasurer of Guarantor.

     "Subordinated Notes" shall mean the % Subordinated Notes due , 2003 of Guarantor, issued pursuant to the Indenture.

     "Subsidiary" shall mean any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason or the happening of any contingency) is at the time directly or indirectly owned or controlled by Guarantor or one or more of its Subsidiaries or by Guarantor and one or more of its Subsidiaries.

     "Total Assets" at any time shall mean the "total assets" of Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Total Equity" at any time shall mean the "total equity" of Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     IN WITNESS WHEREOF, Guarantor has caused this Agreement to be duly executed as of the day and year first above written.




    [Corporate Seal]                            COMMERCE BANCORP, INC.



Attest

                                                By

Title

                                                Title

                                                                      Schedule 1
                                                                     to Guaranty

                            [Material Subsidiaries]


1.       Commerce Bank, N.A.

2.       Commerce Bank/Pennsylvania, N.A.

3.       Commerce Bank/Shore, N.A.